                                                      --------------------------
                                                            OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0145
                                                      Expires:   August 31, 1999
                                                      Estimated average burden
                                                      hours per response...14.90
                                                      --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO. _________)*


                           Rigel Pharmaceuticals, Inc.
             ------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 par value
             ------------------------------------------------------
                         (Title of Class of Securities)

                                   766559 10 8
             ------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                [ ]     Rule 13d-1(b)
                [ ]     Rule 13d-1(c)
                [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 11 pages

--------------------------------------                                    ------------------------------------
CUSIP No.    766559 10 8                              13G                 Page       2     of    11     Pages
--------------------------------------                                    ------------------------------------

--------------------------------------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Frazier Healthcare II, L.P.
--------------------------------------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                              (a) [ ]
                                                                              (b) [ ]
--------------------------------------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Organized under the laws of the State of Delaware
--------------------------------------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

                          0 shares
      NUMBER OF       ----------------------------------------------------------------------------------------
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY            4,332,575 shares
        EACH          ----------------------------------------------------------------------------------------
     REPORTING        7   SOLE DISPOSITIVE POWER
       PERSON
        WITH:             0 shares
                      ---------------------------------------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          4,332,575 shares
--------------------------------------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,332,575 shares
--------------------------------------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       12.1%
--------------------------------------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
--------------------------------------------------------------------------------------------------------------

                                             Page 2 of 11 pages

--------------------------------------                                    ------------------------------------
CUSIP No.    766559 10 8                              13G                 Page       3     of   11     Pages
--------------------------------------                                    ------------------------------------

--------------------------------------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       FHM II, L.L.C.
--------------------------------------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                              (a) [ ]
                                                                              (b) [ ]
--------------------------------------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Organized under the laws of the State of Delaware
--------------------------------------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

                          0 shares
      NUMBER OF       ----------------------------------------------------------------------------------------
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY            4,332,575 shares
        EACH          ----------------------------------------------------------------------------------------
     REPORTING        7   SOLE DISPOSITIVE POWER
       PERSON
        WITH:             0 shares
                      ---------------------------------------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          4,332,575 shares
--------------------------------------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,332,575 shares
--------------------------------------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       12.1%
--------------------------------------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       OO
--------------------------------------------------------------------------------------------------------------

                                             Page 3 of 11 pages

--------------------------------------                                    ------------------------------------
CUSIP No.    766559 10 8                              13G                 Page       4     of   11     Pages
--------------------------------------                                    ------------------------------------

--------------------------------------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Frazier Management, L.L.C.
--------------------------------------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                              (a) [ ]
                                                                              (b) [ ]
--------------------------------------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Organized under the laws of the State of Delaware
--------------------------------------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

                          0 shares
      NUMBER OF       ----------------------------------------------------------------------------------------
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY            4,332,575 shares
        EACH          ----------------------------------------------------------------------------------------
     REPORTING        7   SOLE DISPOSITIVE POWER
       PERSON
        WITH:             0 shares
                      ---------------------------------------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          4,332,575 shares
--------------------------------------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,332,575 shares
--------------------------------------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       12.1%
--------------------------------------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       OO
--------------------------------------------------------------------------------------------------------------

                                             Page 4 of 11 pages

--------------------------------------                                    ------------------------------------
CUSIP No.    766559 10 8                              13G                 Page       5     of   11     Pages
--------------------------------------                                    ------------------------------------

--------------------------------------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Frazier & Company, Inc.
--------------------------------------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                              (a) [ ]
                                                                              (b) [ ]
--------------------------------------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Organized under the laws of the State of Washington
--------------------------------------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

                          0 shares
      NUMBER OF       ----------------------------------------------------------------------------------------
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY            4,347,719 shares
        EACH          ----------------------------------------------------------------------------------------
     REPORTING        7   SOLE DISPOSITIVE POWER
       PERSON
        WITH:             0 shares
                      ---------------------------------------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          4,347,719 shares
--------------------------------------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,347,719 shares
--------------------------------------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       12.1%
--------------------------------------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       CO
--------------------------------------------------------------------------------------------------------------

                                             Page 5 of 11 pages

--------------------------------------                                    ------------------------------------
CUSIP No.    766559 10 8                              13G                 Page       6     of   11     Pages
--------------------------------------                                    ------------------------------------

--------------------------------------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Alan D. Frazier
--------------------------------------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                              (a) [ ]
                                                                              (b) [ ]
--------------------------------------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

                          0 shares
      NUMBER OF       ----------------------------------------------------------------------------------------
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY            4,347,719 shares
        EACH          ----------------------------------------------------------------------------------------
     REPORTING        7   SOLE DISPOSITIVE POWER
       PERSON
        WITH:             0 shares
                      ---------------------------------------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          4,347,719 shares
--------------------------------------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,347,719 shares
--------------------------------------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       12.1%
--------------------------------------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
--------------------------------------------------------------------------------------------------------------

                                             Page 6 of 11 pages

--------------------------------------                                    ------------------------------------
CUSIP No.    766559 10 8                              13G                 Page       7     of   11     Pages
--------------------------------------                                    ------------------------------------

                                         Schedule 13G

Item 1(a).     Name of Issuer: Rigel Pharmaceuticals, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:
               240 East Grand Avenue, South San Francisco, California 94080

Item 2(a).     Names of Persons Filing: Frazier Healthcare II, L.P., FHM II, L.L.C., Frazier
               Management, L.L.C., Frazier & Company, Inc. and Alan D. Frazier.

               The sole general partner of Frazier Healthcare II, L.P. is FHM II, L.L.C., whose managing member is Frazier Management, L.L.C. The managing member of
               Frazier Management, L.L.C. is Frazier & Company, Inc. The sole shareholder of
               Frazier & Company, Inc. is Alan D. Frazier.

Item 2(b).     Address of Principal Business Office or, if None, Residence: The address of the principal business office of Frazier Healthcare II, L.P., FHM II, L.L.C.,
               Frazier Management, L.L.C., Frazier & Company, Inc. and Alan D. Frazier is 601
               Union Street, Suite 3300, Seattle, WA 98101.

Item 2(c).     Citizenship: Frazier Healthcare II, L.P. is a limited partnership organized under the laws of the State of Delaware. FHM II, L.L.C. and Frazier
               Management, L.L.C.  are each a limited liability company organized under the laws of the State of Delaware.  Frazier & Company, Inc. is a corporation organized under the laws of the State of Washington. Alan D. Frazier is a citizen of the United States.

Item 2(d).     Title of Class of Securities: Common Stock, $.001 par value.

Item 2(e).     CUSIP Number: 766559 10 8

Item 3.        If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               Not Applicable.

Item 4.        Ownership.

        The following describes the ownership of Common Stock by Frazier Healthcare II, L.P.,
        FHM II, L.L.C. and Frazier Management, L.L.C. as of December 31, 2000:

        (a)    Amount Beneficially Owned:

               As of December 31, 2000, Frazier Healthcare II, L.P. was the record owner of
               4,332,575 shares of Common Stock.  As the sole general partner of Frazier
               Healthcare II, L.P., FHM II, L.L.C. may be deemed to own beneficially
               4,332,575 shares.  As the managing member of FHM II, L.L.C., Frazier
               Management, L.L.C. may also be deemed to own beneficially 4,332,575 shares.


                                             Page 7 of 11 pages

--------------------------------------                                    ------------------------------------
CUSIP No.    766559 10 8                              13G                 Page       8     of   11     Pages
--------------------------------------                                    ------------------------------------

        (b)    Percent of Class:

               Frazier Healthcare II, L.P.         12.1%
               FHM II, L.L.C.                      12.1%
               Frazier Management, L.L.C.          12.1%

               The foregoing percentages are calculated based on 35,946,056 shares of Common Stock of the Issuer expected to be outstanding after the initial public offering of the
               Issuer as reported in the Issuer's prospectus filed with the Securities and Exchange
               Commission on November 29, 2000 pursuant to Rule 424(b)(4).

        (c)    Number of shares as to which such person has:

               (i)    Sole power to vote of direct the vote:     0

               (ii)   Shared power to vote or to direct the vote:  4,332,575

               (iii)  Sole power to dispose or to direct the disposition of:    0

               (iv)   Shared power to dispose or to direct the disposition of:  4,332,575

        Each of such persons denies beneficial ownership of such shares of Common Stock except for those shares, if any, such person holds of record.

        The following describes the ownership of Common Stock by Frazier & Company, Inc. and
        Alan D. Frazier:

        (a)    Amount Beneficially Owned:

               As of December 31, 2000, Frazier Healthcare II, L.P. was the record owner of
               4,332,575 shares of Common Stock and Frazier & Company, Inc. was the record owner of
               15,144 shares of Common Stock. As the managing member of Frazier Management, L.L.C., which is the managing member of FHM II, L.L.C., which is the sole general partner of
               Frazier Healthcare II, L.P., Frazier & Company, Inc. may be deemed to own beneficially 4,347,719 shares. As the sole shareholder of Frazier & Company, Inc.,
               Alan D. Frazier may also be deemed to own beneficially 4,347,719 shares.

        (b)    Percent of Class:

               Frazier & Company, Inc.             12.1%
               Alan D. Frazier                     12.1%

               The foregoing percentages are calculated based on 35,946,056 shares of Common Stock of the Issuer expected to be outstanding after the initial public offering of the
               Issuer as reported in the Issuer's prospectus filed with the Securities and Exchange
               Commission on November 29, 2000 pursuant to Rule 424(b)(4).

        (c)    Number of shares as to which such person has:

               (i)    Sole power to vote of direct the vote:     0

               (ii)   Shared power to vote or to direct the vote:  4,347,719

                                             Page 8 of 11 pages

--------------------------------------                                    ------------------------------------
CUSIP No.    766559 10 8                              13G                 Page       9     of   11     Pages
--------------------------------------                                    ------------------------------------

               (iii)  Sole power to dispose or to direct the disposition of:    0

               (iv)   Shared power to dispose or to direct the disposition of:  4,347,719

               Each of such persons denies beneficial ownership of such shares of Common Stock except for those shares, if any, such person holds of record.

Item 5.        Ownership of Five Percent or Less of a Class.

               Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable.

Item 7.        Identification and Classification of the Subsidiary Which Acquired the
               Security Being Reported on by the Parent Holding Company.

               Not Applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(J).

Item 9.        Notice of Dissolution of Group.

               Not Applicable.

Item 10.       Certifications.

               Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b)
               or Rule 13d-1(c).

                               [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

                                   [SIGNATURE PAGE FOLLOWS IMMEDIATELY]

                                             Page 9 of 11 pages

--------------------------------------                                    ------------------------------------
CUSIP No.    766559 10 8                              13G                 Page      10     of   11     Pages
--------------------------------------                                    ------------------------------------
                                                  Signatures

             After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. Each of the undersigned also hereby agrees to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 7, 2001

                                            FRAZIER HEALTHCARE II, L.P.
                                            By:    FHM II, L.L.C.
                                                   Its General Partner
                                                   By:    Frazier Management, L.L.C.
                                                          Its Managing Member
                                                          By:    Frazier & Company, Inc.
                                                                 Its Managing Member

                                                                 By: /s/ Alan D. Frazier
                                                                     ----------------------
                                                                 Alan D. Frazier, President

                                            FHM II. L.L.C.
                                            By:    Frazier Management, L.L.C.
                                                   Its Managing Member
                                                   By:    Frazier & Company, Inc.
                                                          Its Managing Member

                                                          By: /s/ Alan D. Frazier
                                                              ----------------------
                                                          Alan D. Frazier, President

                                            FRAZIER MANAGEMENT, L.L.C.
                                            By:    Frazier & Company, Inc.
                                                   Its Managing Member

                                                   By: /s/ Alan D. Frazier
                                                       ----------------------
                                                   Alan D. Frazier, President

                                            FRAZIER & COMPANY, INC.

                                            By:/s/ Alan D. Frazier
                                            Alan D. Frazier, President,
                                            Director and Shareholder

                                            /s/ Alan D. Frazier
                                            -------------------
                                            Alan D. Frazier

                                             Page 10 of 11 pages